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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 12b-25

                                               Commission File Number  1-11686

                           NOTIFICATION OF LATE FILING

(Check  One):  [X] Form 10-K [ ] Form 11-K [ ] Form 20-F [ ] Form 10-Q
[ ] Form N-SAR

For Period Ended:      December 31, 2001
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[ ] Transition Report on Form 10-K   [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F   [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For the Transition Period
Ended:____________________________________________________________________

      Read attached instruction sheet before preparing form. Please print or type.

      Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

      If the notification relates to a portion of the filing  checked above,
identify the Item(s) to which the notification relates:    N/A


                         Part I. Registrant Information

Full name of registrant         CYCOMM INTERNATIONAL INC.
                        ------------------------------------------------


Former name if applicable

N/A
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             1420 Springhill Road, Suite 420
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Address of principal executive office (Street and number)

City, State and Zip Code       McLean, VA  22102
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                        Part II. Rule 12b-25 (b) and (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report or Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                               Part III. Narrative

      State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period (Attach extra sheets if needed.)

                                See Attachment A

                           Part IV. Other Information

      (1) Name and telephone number of person to contact in regard to this notification

  Robert M. Hutton                  (703)             903-9548
      (Name)                     (Area Code)      (Telephone Number)

      (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment
Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                [X] Yes  [ ] No

      (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                                [ ] Yes  [X]  No


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      If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                See Attachment A



                        CYCOMM INTERNATIONAL INC.
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                 (Name of registrant as specified in charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.




Date     April 1, 2002               By____________________________________
     -------------------------         Robert M. Hutton
                                       Vice President of Finance



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                                  ATTACHMENT A

      The Registrant will be unable to timely file its annual report on Form 10-KSB for the period ended December 31, 2001 until on or before the fifteenth calendar day following the prescribed due date. Cycomm experienced delays in the preparation of the document for electronic filing.



12b25 10K 12-01